Exhibit (a)(5)

For Immediate Release	Media Contact: Andrea Smith
April 15, 2005	702/367-5843
Analyst Contact: Britta Carlson
702/367-5624

Sierra Pacific Resources Announces Exchange Offer for its Outstanding PIES

     Reno, Nevada— Sierra Pacific Resources (NYSE: SRP) announced today that it has filed a registration statement on Form S-4 regarding an exchange offer relating to its outstanding Premium Income Equity SecuritiesSM (“PIESSM”). Pursuant to this exchange offer, Sierra Pacific Resources is offering to exchange up to 4,704,350 of its PIES in the form of Corporate PIES (the “Old PIES”) for a like amount of its PIES in the form of Corporate PIES to be issued upon completion of the exchange offer (the “New PIES”) plus an exchange fee of $0.125 in cash for each Old PIES.

     The exchange offer commences on April 15, 2005 and will expire at 5 p.m., New York City time, on May 18, 2005, unless extended or terminated by Sierra Pacific Resources. Holders must tender their Old PIES prior to the expiration date if they wish to participate in the exchange offer. The Bank of New York is the exchange agent for the exchange offer. Copies of the exchange offer prospectus and related letter of transmittal may be obtained from Morrow & Co., which is serving as the information agent for the exchange offer. Morrow & Co.’s address and telephone number are as follows:

Morrow & Co., Inc.
445 Park Avenue, 5th Floor
New York, New York 10022
E-mail: sierra.info@morrowco.com
PIES Holders, Please Call (800) 607-0088
Banks and Brokerage Firms, Please Call (800) 654-2468
All Others Call Collect: (212) 754-8000

     Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. are the dealer managers for the exchange offer. “Premium Income Equity Securities” and “PIES” are service marks owned by Lehman Brothers Inc.

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     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.

     A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISDICTION.

     Certain matters in this press release are forward-looking statements regarding the timing of the exchange offer. There can be no assurance that Sierra Pacific Resources will complete the exchange offer on the anticipated terms or at all. Successful completion and timing of the exchange offer and actual results will depend on various factors, including (without limitation) the SEC declaring the registration statement effective, the degree of acceptance of the exchange offer, meeting requirements of the New York Stock Exchange and other conditions. Other factors that could have an effect on the success of the exchange offer are contained in the exchange offer prospectus. Cautionary statements regarding the future performance of Sierra Pacific Resources are contained in its Annual Report on Form 10- K for the year ended December 31, 2004, filed with the SEC.

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